Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH [***] TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT CONTAINS INFORMATION THAT IF DISCLOSED WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY.

October 12, 2023

Ryan Bennett
[***]
[***]

Re: Separation from Employment – Severance Agreement and General Release

Dear Ryan:

This Severance Agreement and General Release (“Letter Agreement”) confirms our discussion concerning the separation of your employment as Chief Marketing Officer, Grade 33, for The Vail Corporation d/b/a Vail Resorts Management Company, together with its affiliates, shareholders, directors, officers, employees, representatives, predecessors, successors, and assigns (the “Company”). This Letter Agreement sets forth the separation benefits you will be eligible for if you sign, do not revoke, and comply with the terms and conditions set forth in this Letter Agreement no later than November 2, 2023.

1.Separation Date: Your last day as an employee of the Company will be October 20, 2023, which will be referred to as your “Separation Date.” On your Separation Date, you will be provided a check in the amount of your compensation through your Separation Date, which you acknowledge is all regular compensation owed to you by the Company.

2.Continuing Job Duties: You are expected to continue to work productively and professionally performing your current job duties through the Separation Date, unless I direct or agree otherwise. Nothing herein is intended to change your employment status from that as an “at- will” employee, and your right to remain employed through the Separation Date and to receive the Separation Benefits described below are contingent upon your continued performance of your job duties in a positive and professional manner.

Following the Separation Date, you will no longer perform services as an employee of the Company and you will cease to be eligible to participate in benefit plans for active employees of the Company. You acknowledge that, as of the Separation Date, you have no entitlement to continued pay or benefits except as provided in this Letter Agreement.

Additionally, the employment relationship between you and the Company will terminate on the Separation Date. This Letter Agreement constitutes your resignation from all officer, director and employee positions with the Company, in each case effective on the Separation Date. You and the Company acknowledge that, following the Separation Date, you shall not be considered an officer, director or employee of the Company.

3.Return of Property. You must return all Company property including, but not limited to, credit, identification and similar cards, keys and documents, books, records, documents, files, software, instruction manuals, laptop computers, cellular telephones, PDA and office equipment. The reconciliation of any personal or business-related balances on Company credit card accounts, if any, as well as the return of all Company property, are express conditions to your receiving the Separation Benefits described below.

4.Separation Benefits: In consideration for your execution of this Letter Agreement, which includes a full and final release of any claims against the Company and Releasees (as defined below), and consistent with the Company’s Executive Severance Policy, provided you have complied with all of the requirements in this Letter Agreement and you have not revoked this Letter Agreement (as further explained in Section 17 below), the Company is willing to provide you with the following Separation Benefits:

a.Severance payment: a payment in the amount of $486,943, equivalent to 52 weeks of pay based on your annualized base salary of $486,943 (“Severance Payment”). A check for the Severance Payment will be issued and mailed to the address noted above, less applicable deductions and withholding, in a lump sum no later than fifteen (15) days following your Separation Date or Effective Date (as defined below in Section 16), whichever is later.

b.Transition support: executive transition coaching services of Scherer Executive Advisors, to begin within three months following your execution of this Letter Agreement.

c.COBRA: if you timely elect continuation coverage under COBRA and provide proof of same, a payment in the amount of $16,827.06, which is equal to the cost of COBRA coverage for six months based on your current elections. A check for this COBRA payment will be issued and mailed to the address noted above, less applicable deductions and withholding, in a lump sum no later than ten (10) days following your Separation Date or the Effective Date (as defined below in Section 16) of this Letter Agreement, whichever is later.

d.Current season ski passes: ski passes and coupons are deactivated upon separation.

You agree and acknowledge that you have received all wages, compensation, benefits, or other payments due to you from the Company. You further agree and acknowledge that the Separation Benefits described in this paragraph exceed any earned wages or anything else of value otherwise owed to you by the Company. Additionally, you agree and acknowledge that the Severance Payment represents the full amount to which you are entitled under the Company’s Executive Severance Policy and you are not entitled to any other severance benefits.

5.Employee Benefits:

You understand and acknowledge that the following may be true regardless of whether the parties execute this Letter Agreement:

a.Health Coverage: You will be able to continue your enrollment in the Company’s Health, Dental and Vision Plans after the last day of the month of your separation under the provisions of COBRA. Enrollment documents will be mailed to you. Your entitlement to continuing coverage is conditioned upon your timely submission of COBRA election forms and remittance of applicable premiums on a timely basis.

b.401(k) and Other Benefits: Your entitlement to make contributions to the 401(k) Plan will end as of your Separation Date. However, following your Separation Date, you may retain your accounts in the Plan in accordance with the provisions of the Plan document. Your entitlement to Short Term Disability and Long Term Disability plan coverage will end as of your Separation Date. Your participation in Company- sponsored LIFE or ADD insurance programs, executive perquisite programs (except as otherwise provided by this Letter Agreement) and any other compensation or benefit plan, program or arrangements maintained or contributed to by the Company will end as of your Separation Date. Other than as expressly set forth in this Letter Agreement, you will have no rights to future benefits under any employee benefit plan or arrangement of the Company following the Separation Date, except to the extent such benefits have been earned and accrued as of the Separation Date.

c.Equity Grants: Any stock options, restricted stock or other equity-based compensation awards held by you that are not vested as of your Separation Date will be immediately cancelled and forfeited. You may retain any restricted stock units that have vested through your Separation Date. You must exercise any other outstanding equity awards vested as of your Separation Date within the time frames and in the manner set out in the plan documents applicable to such awards. No further vesting of any outstanding awards will occur after your Separation Date.

6.Release: In return for the consideration and other promises by the Company described in this Letter Agreement, you for yourself and your representatives, heirs, successors, and assigns, hereby release and discharge the Company, and any predecessor, successor, parent, affiliate, or subsidiary company of the Company and/or Vail Resorts, Inc. (the “Companies”), their present and former officers, directors, shareholders, employees, agents, representatives, legal representatives, accountants, successors, and assigns (collectively “Releasees”), from all claims, demands, and actions of any nature, known or unknown, that you may have against Releasees, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of your employment with the Company, and the termination of that employment, including, but not limited to, any rights or claims under the Colorado Anti- Discrimination Act, Colo. Rev. Stat. §24-34-401, et seq.; the Lawful Off-Duty Activities Statute (LODA); the Personnel Files Employee Inspection Right Statute; the Colorado Labor Peace Act; the Colorado Labor Relations Act; the Colorado Equal Pay Act; the Colorado Minimum Wage Order; the Colorado Genetic Information Non-Disclosure Act; the Federal Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; Federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., including the Older Workers Benefit Protection Act; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; Federal Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e, et seq.; Federal Vocational Rehabilitation Act, 29 U.S.C. §701, et seq.; Federal Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. §1981, 1982, 1983 and 1985; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. §141, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §800 et seq., and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, without limitation, any claims in the nature of tort or contract claims, including specifically any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of your employment and the termination of your employment with the Company. This release also includes any and all claims seeking payment or reimbursement of attorneys’ fees, costs, and any and all other expenses related to the claims released herein.

a.Claims Not Released: This release and waiver shall not apply to: (i) any rights that, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the execution of this Letter Agreement; (iii) claims with respect to your accrued benefits, as of the Separation Date, under Vail Resorts’ 401(k) Plan or other benefit plans which will be as set forth in the applicable plan documents, or any conversion or continuation right you may have under any other Company employee benefit plan which will be as set forth in the applicable plan document and shall be at your sole expense; (iv) rights to indemnification or advancement of expenses under the Articles of Incorporation or Bylaws of the Company or under Section 145 of the General Corporation Law of Delaware; (v) claims for breach by the Company of this Letter Agreement; (vi) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes.

b.Governmental Agencies: This Letter Agreement also does not prevent, limit or otherwise affect your right to file a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the

Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), the United States Department of Justice, or any other federal, state, or local government agency or commission (“Government Agency”), or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies; provided, however, that this waiver is not intended to prohibit the provision of information to the SEC (or other Government Agency) or the receipt of any monetary award authorized by Section 21F-17 of Dodd Frank.

c.Protected Rights: You acknowledge and understand that nothing contained in this Letter Agreement limits your ability to file a complaint or communicate with a Government Agency, or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, regarding potential violations of federal securities laws. You understand and acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures. Further, this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Letter Agreement also does not limit your right to receive an award for information provided to the SEC.

d.Covenants: Also, you agree and covenant not to file any claims against Releasees, with regard to any claim, demand, liability or obligation arising out of your employment with the Company or termination therefrom. You further represent that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with the Company. If any agency, board or court assumes jurisdiction of any action against the Releasees arising out of your employment or any acts related to your employment with the Company occurring prior to the Separation Date, you will, to the greatest extent permitted by law, direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice. You also represent and warrant that you have not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever any of the released claims; and acknowledges that you cannot and will not attempt to do so.

e.Class and Collective Waiver: If any claim is not subject to release pursuant to this Letter Agreement, to the fullest extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Letter Agreement is a party.

SUMMARY OF RELEASE AND WAIVER OF CLAIMS: Please read the immediately preceding paragraphs carefully and have them explained to you by your attorney. In general summary, but without limiting that Section, what the Section says and what you agree to do by executing this Letter Agreement is to give up your right to pursue any legal claim which you might have against the Company or Companies, The Vail Corporation, Vail Resorts, Inc., and other affiliated companies, their agents, shareholders, officers, directors and/or employees. It applies whether or not you are aware of the claims. It applies to claims that arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Letter Agreement. It does not apply to any claims that might arise (meaning that the important facts or occurrences that create or support the claim happen) after the date of execution of this Letter Agreement or claims arising under the Company’s Health and 401(k) Plans. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or the termination of your employment with the Company. Such claims would include claims of employment discrimination, wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Letter Agreement, you will have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue such claims, whether they are worth anything or not, for the actions to be taken for your benefit by the Company and other promises in this Letter Agreement.

7.Protecting Trade Secret and Confidential Information:

a.Confidential Information: The Company has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes, but is not limited to, any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, financial projections, terms of transactions under consideration, plans or drawings, lease terms, marketing and sales data, budgets, product and product development information, client and customer lists, prospect lists, rates and preferences, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”). In addition, without in any way limiting the foregoing, Confidential Information is to be broadly defined.

b.Exclusions: Confidential Information does not include (i) any information that is generally available to the public or hereafter becomes available to the public not through your fault; (ii) information that is or becomes known in the industry not through your fault; (iii) information that is received from a third party outside of the Company which to your knowledge is not a violation of a confidentiality agreement with the Company; or (iv) general industry skills, knowledge and experience.

c.Access and Use: You acknowledge that by virtue of your executive leadership position with the Company, you have had extensive access to and use of Confidential Information and that you acquired substantial information concerning the business of the Company and its predecessors, parents, subsidiaries and affiliates, shareholders, directors, officers, employees, agents, and representatives, all of which is deemed to be proprietary, confidential and/or trade secret.

d.Covenants: You thus agree that at all times after your employment with the Company ends, you will (i) immediately return to the Company all Confidential Information within your possession, custody, or control; (ii) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of the Company or its clients and customers; (iii) not cause the transmission, removal or transport of Confidential Information of the Company or its clients and customers; and (iv) not publish, disclose, or otherwise disseminate Confidential Information of the Company or its clients or customers. Except as provided elsewhere in this Letter Agreement, you also affirm that you have not divulged any Confidential Information and will continue to maintain the confidentiality of such information consistent with your separate agreement(s) with the Company regarding trade secrets and confidentiality, which is/are incorporated herein by reference.

e.Specific Enforcement/Injunctive Relief: As further explained in Section 13, you acknowledge it would be difficult to measure any damages to the Company from a breach of this Section 7. You further acknowledge that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, you agree that the Company shall be entitled to seek immediate injunctive relief against such breach, or threatened breach without the need to post bond. You acknowledge that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. You further agree that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it if successful in establishing a violation of this Letter Agreement.

f.Defend Trade Secrets Act Notice: Under the federal Defend Trade Secrets Act of 2016, you are immunized and will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or

(c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Personal Property: With Company authorization, if not already done, you agree to remove all of your personal property from the office by no later than the Separation Date, and that you shall not return to the office after the Separation Date other than as may be approved in advance in writing by the Company. You agree to return all materials of the Company that may have been issued to you, including, but not limited to, keys, written or electronic Confidential Information, and credit cards, and to promptly file any outstanding final expense report. Subject to compliance with your obligations herein with respect to the use and disclosure of Confidential Information, you will be entitled to make a copy of your electronic rolodex (or contact files in Outlook) and schedule.

9.Nondisparagement: To the extent permitted by law, you agree to refrain from disparaging the Company, the Companies, the Board of Directors of Vail Resorts, Inc., or the officers, directors, stockholders, or employees of any of the Companies, the Companies’ business strategies, practices, plans, and projects. For the avoidance of doubt, nothing in this Section 9, Section 7(d) above, Sections 11 and 12 below, or this Letter Agreement limits your ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, or in any way restricts or impedes you from exercising protected rights, including rights under the National Labor Relations Act or the federal securities laws. Further, this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company. References to prospective employers will be provided upon your request. Reference requests should be referred to the Company’s Human Resources department, which will confirm your service date(s) and job title.

10.No Admission of Wrongdoing: The entry into this Letter Agreement by the parties is not and may not be construed to be an admission of any act, practice or policy by the Company or any of the Companies, in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Letter Agreement may not constitute evidence of any such proscribed or wrongful act, practice or policy by the Company or any of the Companies.

11.Agreement Not Admissible: To the extent permitted by law, you and the Company agree that this Letter Agreement may not be tendered or admissible as evidence in any proceeding by either of us for any purpose, except that this Letter Agreement may be offered as evidence in a proceeding involving one or both of us, in which this Letter Agreement or any part of this Letter Agreement, an alleged breach of this Letter Agreement, the enforcement of this Letter Agreement, and/or the validity of any term of this Letter Agreement is at issue.

12.Agreement to Be Kept Confidential: Except as provided elsewhere in this Letter Agreement, you confirm that you have not disclosed and agree that you will forever refrain from disclosing to any person or entity the terms and conditions of this Letter Agreement. You may, however, disclose this Letter Agreement to your spouse or significant other, legal counsel and tax advisor, as necessary, provided that they are instructed, and agree, not to disclose the terms and conditions to anyone or as required by law or as ordered by a court. You also agree that if your spouse or significant other breaches this confidentiality provision it shall be as if you yourself breached the provision and you shall be liable for all ensuing damages as if you yourself had breached this provision. You also agree that the Company is not obligated to keep this Letter Agreement confidential and may elect in its sole discretion to disclose it, including by attaching a copy to its quarterly report on Form 10-Q, its annual report on Form 10-K, or any other public filing made in association with the Company’s securities.

13.Acknowledgment: You acknowledge and agree that the restrictions and obligations contained in this Letter Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Letter Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should you breach any such provisions. You further acknowledge and agree that a breach of any of such restrictions and obligations cannot be adequately compensated by monetary damages. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of such restrictions should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

14.Affirmations:

a.No Claims: You affirm that you have not filed, caused to be filed, or presently are a party to any claim against any of the Releasees. You agree you will not, directly or indirectly, in the future file any claim based on matters released herein against the Releasees, with any court or in any proceeding; nor will you, directly or indirectly, file any claim seeking individual relief with any local, state or federal governmental agency, with the exception of any claims that cannot be released as a matter of law or public policy. For the avoidance of doubt, nothing in this Section limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.

b.Pay Received: You also affirm that you have been paid and/or has received from the Company or its agents any and all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Letter Agreement.

c.Leave Granted: You agree that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

d.No Injuries or Expenses: You agree that you have no known workplace injuries or occupational diseases, nor are you aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by you before or after the execution of this Letter Agreement.

e.No Retaliation: You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

f.No Discrimination: You affirm that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

15.Enforceability of Release:

a.The Company advises and encourages you to consult an attorney before signing this Letter Agreement, and you acknowledge that you have had a full and fair opportunity to consult with an attorney of your choice before signing this Letter Agreement, and to discuss with such attorney all issues relevant to you, including the potential application of Section 409A (as defined in Section 18 below).

b.You acknowledge the adequacy and sufficiency of the consideration outlined in this Letter Agreement for your promises set forth in this Letter Agreement. The Separation Benefits that we have offered to provide to you are not items that the Company is obligated to provide pursuant to any separation plan or policy. You are estopped from raising and hereby expressly waive any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Letter Agreement.

16.Waiver of Rights under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act of 1990: You specifically understand and acknowledge that because you are at least forty (40) years of age, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides you the right to bring a claim against the Company if you believe that you have been discriminated against on the basis of age.

a.Employee Rights: You hereby acknowledge and represent that, in accordance with the ADEA, your execution of this Letter Agreement is voluntary and knowing; this

Letter Agreement has been written in a manner that is easy to understand and you understand the Letter Agreement; you have received a written copy of this Letter Agreement; that the Company has advised you in writing to consult with an attorney prior to executing this Letter Agreement; that you have had the opportunity to ask any questions that you may have of legal or other personal advisors of your choosing; that you have had at least twenty-one (21) days to review and consider this Letter Agreement; and that you have received valuable and good consideration to which the you are otherwise not entitled in exchange for your execution of this Letter Agreement.

b.Voluntary and Knowing Waiver: You understand the rights afforded to you under the ADEA and agrees that you will not file any claim or action against the Company or any of the Releasees based on any alleged violations of the ADEA. You hereby knowingly and voluntarily waive any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief. Notwithstanding the foregoing, you do not waive any ADEA claim that may arise after this Letter Agreement is executed, and nothing in this Letter Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

c.Consideration Period: You understand and acknowledge that the ADEA requires the Company to provide you with at least twenty-one (21) calendar days to consider this Letter Agreement (“Consideration Period”) prior to its execution. You acknowledge that you were provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, either has used the Consideration Period or waives the remainder of the Consideration Period by executing this Letter Agreement.

d.Revocation Period: You understand you are entitled to revoke this Letter Agreement at any time during the seven (7) days following your execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the eighth (8th) day after you sign this Letter Agreement without having revoked it (the “Effective Date”). You also understand that any revocation of this Letter Agreement must be in writing and delivered to the attention of to the Lynanne Kunkel, EVP, Chief HR Resources Officer, at ljkunkel@vailresorts.com, prior to the expiration of the Revocation Period. In the event that you revoke the Letter Agreement, the Company shall have no obligations under the Letter Agreement, no amounts will be payable under this Letter Agreement, and this Letter Agreement shall be voided in its entirety and of no further force or effect.

17.Amendment: There may be no modification of this Letter Agreement, except in writing, executed by both you and the Company with the same formalities as this Letter Agreement.

18.Section 409A: This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Letter Agreement, payments provided under this Letter Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Letter Agreement that may be excluded from Section 409A (as separation pay due to an involuntary separation from service, a short-term deferral, or a settlement payment pursuant to a bona fide legal dispute, etc.) shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Any payments to be made under this Letter Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

19.Taxes: In accordance with the terms of the Separation Benefits, the parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities, and any similar agencies and to perform all withholdings normally applicable to the type and amount of payment you is to receive as a result of this Letter Agreement. You understand and agree that any and all federal, state or local tax liability that may be due or become due because of the Separation Benefits is your sole responsibility, and that you will pay any such taxes that may be due or become due, and you agree to bear all tax consequences, if any, attendant upon the payment of the above-recited sums. You further agree to indemnify, defend, and hold the Company harmless from, any actions, proceedings, claims, judgments, settlements, and/or demands for the payment of any taxes, interest, penalties, levies, or assessments applicable to the Separation Benefits under this Letter Agreement. The Company makes no representation as to the taxability of the amounts paid to you.

20.Indemnification: Each of us agrees to indemnify the other for any costs, losses, damages, or expenses, including attorney fees, which arise from a breach of this Letter Agreement.

21.Governing Law/Arbitration: Any controversy or claim arising out of, or relating to, this Letter Agreement, or its breach, will be governed by the laws of the State of Colorado and will be resolved by final and binding arbitration in Denver, Colorado, in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003 and judgment on the award rendered may be entered in any court having jurisdiction.

22.Complete Agreement: Except as otherwise provided herein, this Letter Agreement represents the entire agreement between you and the Company concerning the subject matter herein,

and it supersedes all prior agreements or understandings, written or oral. This Letter Agreement is binding upon the heirs, successors, and assigns of both you and the Company.

23.Severability: The terms of this Letter Agreement are severable. If any part of this Letter Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part(s) shall be deemed not to be part of this Letter Agreement. The parties further agree that any such void or unenforceable provision(s) of this Letter Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision(s).

24.Construction: The language in all parts of this Letter Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties. You and the Company each acknowledge the opportunity to be represented by counsel in connection with this Letter Agreement and the matters contemplated by this Letter Agreement, and that, accordingly, no part of this Letter Agreement should be construed against either party on the basis of authorship.

25.Attorneys’ Fees: Each party shall bear its own attorneys’ fees in the preparation and review of this Letter Agreement. Should action be brought to enforce any term of this Letter Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

If these terms are acceptable, please indicate your acceptance by completing the DocuSign process (issued via separate email) to sign and return this Agreement no earlier than October 20, 2023 and no later than November 11, 2023.

Sincerely,
/s/ Kirsten Lynch         Dated: Oct-18-2023

Kirsten Lynch
Chief Executive Officer
Vail Resorts Management Company

I have read and understand the Severance Agreement and General Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this agreement.

/s/ Ryan Bennett         Dated: Oct-23-2023
Ryan Bennett